Exhibit 99.1
NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, February 5, 2019	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS

DULUTH, GA – February 5 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.6 billion for the fourth quarter of 2018, an increase of approximately 2.6% compared to net sales of approximately $2.5 billion for the fourth quarter of 2017. Reported net income was $1.26 per share and adjusted net income, which excludes restructuring expenses, costs associated with the early retirement of debt and a tax gain related to U.S. tax reform, was $1.31 per share for the fourth quarter of 2018. These results compare to reported net income of $0.55 per share and adjusted net income, which excludes restructuring expenses and a tax charge related to U.S. tax reform, of $1.10 per share for the fourth quarter of 2017. Excluding unfavorable currency translation impacts of approximately 4.7%, net sales in the fourth quarter of 2018 increased approximately 7.3% compared to the fourth quarter of 2017.

Net sales for the full year of 2018 were approximately $9.4 billion, an increase of approximately 12.6% compared to 2017. Excluding the favorable impact of currency translation of approximately 0.1%, net sales for the full year of 2018 increased approximately 12.5% compared to 2017. For the full year of 2018, reported net income was $3.58 per share and adjusted net income, which excludes restructuring expenses, costs associated with the early retirement of debt and a tax gain related to U. S. tax reform, was $3.89 per share. These results compare to reported net income of $2.32 per share and adjusted net income, which excludes restructuring expenses, a non-cash expense related to waived stock compensation and a tax charge related to U.S. tax reform, of $3.02 per share for the full year of 2017.

Highlights

•	Reported fourth quarter regional sales results(1): Europe/Middle East (“EME”) +5.4%, North America -0.1%, South America -12.6%, Asia/Pacific/Africa (“APA”) +11.4%

•	Constant currency fourth quarter regional sales results(1)(2)(3): EME +9.5%, North America +0.8%, South America +0.9%, APA +16.4%

•	Generated approximately $596 million in cash flow from operations and approximately $393 million in free cash flow(3) in 2018

•	Share repurchase program reduced outstanding shares by approximately 3.1 million during 2018

•	Full-year earnings forecast for 2019 remains at approximately $4.60 per share

(1) As compared to fourth quarter 2017
(2)Excludes currency translation impact.
(3)See reconciliation of Non-GAAP measures in appendix.

“AGCO delivered solid results in 2018 while making important investments to position us for future success,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer.  “Sales growth across all of our regions and solid operational execution allowed AGCO to meet its financial targets for 2018 and deliver improved results compared to 2017. We are growing our business by delivering the broadest product offering in the industry. We provide full-line smart farming solutions to our customers throughout the agricultural production cycle, starting with soil preparation and cutting-edge smart planting, through spraying and harvesting, and ending with grain storage and protein production equipment. AGCO will continue to invest in new products, new technology, improved distribution and enhanced digital capabilities in order to improve our margins and produce higher returns on our invested capital. Looking forward to 2019, we are forecasting further earnings improvement as industry conditions trend positively and we benefit from our cost reduction strategies targeted at purchasing actions and factory productivity, as well as new product development.”

Market Update

Industry Unit Retail Sales

Year ended December 31, 2018	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	2%	10%
South America	Flat	9%
Western Europe(2)	(2)%	13%

(1)Excludes compact tractors.
(2)Based on Company estimates.

“Another year of strong global crop production kept commodity prices at relatively low levels and pressured farm income,” continued Mr. Richenhagen. “Global industry sales of farm equipment in 2018 were mixed across AGCO’s key markets, with future demand dependent on factors such as commodity price development as well as government trade and farm support policy. The USDA is projecting 2019 farm income to be down modestly in the United States compared to 2018. While low horsepower equipment sales may begin to be under pressure from their historically high levels, high horsepower equipment sales are expected to continue their gradual recovery. Industry equipment demand decreased modestly across Western Europe in 2018. Farm income was negatively impacted by reduced crop production across parts of Western Europe and lower milk prices in the first half of the year. Lower demand across most of the European markets was partially offset by growth in the United Kingdom. Farm economics are expected to improve modestly across Western Europe in 2019, driven primarily by favorable wheat prices and more normal crop production. Based on these assumptions, we expect sentiment to remain positive and 2019 demand to be stable across the European markets. Industry equipment demand in Brazil improved in the second half of 2018 after more positive terms for the government financing program were announced. Market growth in Brazil was offset by weaker demand in Argentina in response to a weak first harvest and poor general economic conditions. Industry demand in 2019 in South America is expected to be improved compared to 2018. Higher retail sales in Brazil are expected to be partially offset by lower sales in Argentina. Our long-term global view remains positive. Increasing demand for commodities, driven by the growing world population, rising emerging market protein consumption and biofuel use, are all expected to support elevated farm income and healthy conditions in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2018	2017	% change from 2017	% change from 2017 due to currency translation(1)	% change from 2017 due to acquisitions(1)
North America	$531.2	$531.8	(0.1)%	(0.9)%	—%
South America	276.2	315.9	(12.6)%	(13.5)%	—%
EME	1,511.7	1,434.6	5.4%	(4.1)%	—%
APA	273.1	245.1	11.4%	(5.0)%	—%
Total	$2,592.2	$2,527.4	2.6%	(4.7)%	—%

Year Ended December 31,	2018	2017	% change from 2017	% change from 2017 due to currency translation(1)	% change from 2017 due to acquisitions(1)
North America	$2,180.1	$1,876.7	16.2%	—%	5.7%
South America	959.0	1,063.5	(9.8)%	(14.3)%	1.2%
EME	5,385.1	4,614.3	16.7%	3.4%	2.3%
APA	827.8	752.0	10.1%	(0.1)%	1.7%
Total	$9,352.0	$8,306.5	12.6%	0.1%	2.9%
(1) See Footnotes for additional disclosures

North America

Net sales in the North American region improved approximately 16.2% in the full year of 2018 compared to 2017, with no significant impact from currency translation. Acquisitions benefited sales by approximately 5.7% in 2018. Sales growth was strongest for sprayers, hay tools and grain storage equipment. Income from operations increased approximately $36.2 million for the full year of 2018 compared to 2017 due to the benefit of higher sales and margin improvement.

South America

South American net sales increased approximately 4.5%, excluding unfavorable currency translation impacts, in the full year of 2018 compared to 2017. The improvement was primarily driven by higher sales in Brazil partially offset by weaker demand in Argentina. Income from operations in the fourth quarter of 2018 increased $9.7 million compared to the same period in 2017, although the impacts of material cost inflation and costs associated with transitioning to new products with tier 3 emission technology contributed to a decrease in income from operations of approximately $25.5 million for the full year of 2018 compared to 2017.

Europe/Middle East

AGCO’s EME net sales increased approximately 13.3% in the full year of 2018 compared to 2017, excluding favorable currency translation. Acquisitions benefited sales by approximately 2.3% during 2018 compared to the full year of 2017. Sales growth was achieved in the key markets of the Germany, France and the United Kingdom. Income from operations increased approximately $107.8 million for the full year of 2018 compared to 2017 due to the benefit of higher sales and margin improvement.

Asia/Pacific/Africa

Net sales in AGCO’s Asia/Pacific/Africa region, excluding the negative impact of currency translation, increased approximately 10.2% in the full year of 2018 compared to the same period in 2017. Sales growth was driven primarily by Australia and China. Acquisitions benefited sales by approximately 1.7% during the full year of 2018 compared to 2017. Income from operations improved approximately $0.8 million in 2018 compared to the full year of 2017 due to the impact of higher sales.

Outlook

Global industry demand is projected to improve modestly in 2019. AGCO’s net sales for 2019 are expected to reach approximately $9.6 billion reflecting improved sales volumes and positive pricing, offset by unfavorable foreign currency translation impacts. Gross and operating margins are expected to improve from 2018 levels, reflecting the positive impact of pricing and cost reduction efforts. Based on these assumptions, 2019 earnings per share is targeted to be approximately $4.60.

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AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 5th. The Company will refer to slides on its conference call. The conference call and slide presentation can be accessed on AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, world population, biofuel use and protein consumption, currency translation, farm income levels, margin levels, industry inventory levels, investments in product and technology development, cost reduction initiatives, production volumes, and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions and tariffs imposed on exports to and imports from China.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 40% to 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations or otherwise are the victim of a cyber attack, we could incur significant losses and liability.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and supports more productive farming through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2018, AGCO had net sales of $9.4 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$326.1	$367.7
Accounts and notes receivable, net	880.3	1,019.4
Inventories, net	1,908.7	1,872.9
Other current assets	422.3	367.7
Total current assets	3,537.4	3,627.7
Property, plant and equipment, net	1,373.1	1,485.3
Investment in affiliates	400.0	409.0
Deferred tax assets	104.9	112.2
Other assets	142.4	147.1
Intangible assets, net	573.1	649.0
Goodwill	1,495.5	1,541.4
Total assets	$7,626.4	$7,971.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$184.2	$95.4
Accounts payable	865.9	917.5
Accrued expenses	1,522.4	1,407.9
Other current liabilities	194.2	229.8
Total current liabilities	2,766.7	2,650.6
Long-term debt, less current portion and debt issuance costs	1,275.3	1,618.1
Pensions and postretirement health care benefits	223.2	247.3
Deferred tax liabilities	116.3	130.5
Other noncurrent liabilities	251.4	229.9
Total liabilities	4,632.9	4,876.4

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	10.2	136.6
Retained earnings	4,477.3	4,253.8
Accumulated other comprehensive loss	(1,555.4)	(1,361.6)
Total AGCO Corporation stockholders’ equity	2,932.9	3,029.6
Noncontrolling interests	60.6	65.7
Total stockholders’ equity	2,993.5	3,095.3
Total liabilities and stockholders’ equity	$7,626.4	$7,971.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2018	2017
Net sales	$2,592.2	$2,527.4
Cost of goods sold	2,053.5	1,996.4
Gross profit	538.7	531.0
Selling, general and administrative expenses	272.5	274.2
Engineering expenses	88.0	93.4
Restructuring expenses	1.9	2.7
Amortization of intangibles	15.5	15.5
Bad debt expense	1.7	1.9
Income from operations	159.1	143.3
Interest expense, net	15.3	11.5
Other expense, net	17.1	26.3
Income before income taxes and equity in net earnings of affiliates	126.7	105.5
Income tax provision	37.1	68.7
Income before equity in net earnings of affiliates	89.6	36.8
Equity in net earnings of affiliates	8.0	8.3
Net income	97.6	45.1
Net loss (income) attributable to noncontrolling interests	1.1	(0.8)
Net income attributable to AGCO Corporation and subsidiaries	$98.7	$44.3
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.28	$0.56
Diluted	$1.26	$0.55
Cash dividends declared and paid per common share	$0.15	$0.14
Weighted average number of common and common equivalent shares outstanding:
Basic	77.4	79.6
Diluted	78.6	80.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2018	2017
Net sales	$9,352.0	$8,306.5
Cost of goods sold	7,355.3	6,541.2
Gross profit	1,996.7	1,765.3
Selling, general and administrative expenses	1,069.4	964.7
Engineering expenses	355.2	323.4
Restructuring expenses	12.0	11.2
Amortization of intangibles	64.7	57.0
Bad debt expense	6.4	4.6
Income from operations	489.0	404.4
Interest expense, net	53.8	45.1
Other expense, net	74.9	75.5
Income before income taxes and equity in net earnings of affiliates	360.3	283.8
Income tax provision	110.9	133.6
Income before equity in net earnings of affiliates	249.4	150.2
Equity in net earnings of affiliates	34.3	39.1
Net income	283.7	189.3
Net loss (income) attributable to noncontrolling interests	1.8	(2.9)
Net income attributable to AGCO Corporation and subsidiaries	$285.5	$186.4
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$3.62	$2.34
Diluted	$3.58	$2.32
Cash dividends declared and paid per common share	$0.60	$0.56
Weighted average number of common and common equivalent shares outstanding:
Basic	78.8	79.5
Diluted	79.7	80.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2018	2017

Cash flows from operating activities:
Net income	$283.7	$189.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	225.2	222.8
Amortization of intangibles	64.7	57.0
Stock compensation expense	46.3	38.2
Equity in net earnings of affiliates, net of cash received	(3.2)	41.2
Deferred income tax benefit	(14.7)	(14.1)
Loss on extinguishment of debt	24.5	—
Other	2.6	3.0
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	63.3	(34.7)
Inventories, net	(214.3)	(196.0)
Other current and noncurrent assets	(85.6)	(36.6)
Accounts payable	(24.3)	123.5
Accrued expenses	161.3	149.0
Other current and noncurrent liabilities	66.4	35.0
Total adjustments	312.2	388.3
Net cash provided by operating activities	595.9	577.6
Cash flows from investing activities:
Purchases of property, plant and equipment	(203.3)	(203.9)
Proceeds from sale of property, plant and equipment	3.2	4.1
Purchase of businesses, net of cash acquired	—	(293.1)
Investments in unconsolidated affiliates	(5.8)	(0.8)
Other	0.4	—
Net cash used in investing activities	(205.5)	(493.7)
Cash flows from financing activities:
Repayments of debt obligations, net	(176.1)	(125.8)
Purchases and retirement of common stock	(184.3)	—
Payment of dividends to stockholders	(47.1)	(44.5)
Payment of minimum tax withholdings on stock compensation	(4.0)	(6.9)
Payment of debt issuance costs	(2.7)	—
Investments by noncontrolling interests, net	0.9	0.5
Net cash used in financing activities	(413.3)	(176.7)
Effects of exchange rate changes on cash and cash equivalents	(18.7)	30.8
Decrease in cash and cash equivalents	(41.6)	(62.0)
Cash and cash equivalents, beginning of year	367.7	429.7
Cash and cash equivalents, end of year	$326.1	$367.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.	STOCK COMPENSATION EXPENSE
The Company recorded stock compensation expense as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Cost of goods sold	$(0.4)	$0.4	$2.3	$2.8
Selling, general and administrative expenses	13.7	6.5	44.3	35.6
Total stock compensation expense	$13.3	$6.9	$46.6	$38.4

2.	RESTRUCTURING EXPENSES

From 2014 through 2018, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, South America, China and the United States in order to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 3,370 employees for the years 2014 to 2017. The Company had approximately $10.9 million of severance and related costs accrued as of December 31, 2017. During the year ended December 31, 2018, the Company recorded an additional $12.0 million of severance and related costs associated with further rationalizations associated with the termination of approximately 520 employees, and paid approximately $14.4 million of severance and related costs. The $12.0 million of costs incurred during the year end December 31, 2018 included a $0.3 million write-down of property, plant and equipment. The remaining $7.1 million of accrued severance and other related costs as of December 31, 2018, inclusive of approximately $1.1 million of negative foreign currency translation impacts, are expected to be paid primarily during 2019.

3.    INDEBTEDNESS

Indebtedness at December 31, 2018 and 2017 consisted of the following:

	December 31, 2018	December 31, 2017
1.056% Senior term loan due 2020	$228.7	$239.8
Senior term loan due 2022	171.5	119.9
Credit facility, expires 2023	114.4	471.2
Senior term loans due between 2019 and 2028	815.3	449.7
5 7/8% Senior notes due 2021	—	305.3
Other long-term debt	132.2	131.6
Debt issuance costs	(2.6)	(4.0)
	1,459.5	1,713.5
Less: Current portion of other long-term debt	(120.4)	(95.4)
Senior term loans due 2019	(63.8)	—
Total indebtedness, less current portion	$1,275.3	$1,618.1

4.    INVENTORIES

Inventories at December 31, 2018 and 2017 were as follows:

	December 31, 2018	December 31, 2017
Finished goods	$660.4	$684.1
Repair and replacement parts	587.3	605.9
Work in process	217.5	178.7
Raw materials	443.5	404.2
Inventories, net	$1,908.7	$1,872.9

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At December 31, 2018 and 2017, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of December 31, 2018 and 2017, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.4 billion and $1.3 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Consolidated Statements of Operations, were approximately $11.8 million and $36.0 million during the three months and year ended December 31, 2018, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Consolidated Statements of Operations, were approximately $11.7 million and $39.2 million during the three months and year ended December 31, 2017, respectively.

The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing to the Company’s dealers. As of December 31, 2018 and 2017, these finance joint ventures had approximately $82.5 million and $41.6 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months and years ended December 31, 2018 and 2017 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$98.7	$44.3	$285.5	$186.4
Weighted average number of common shares outstanding	77.4	79.6	78.8	79.5
Basic net income per share attributable to AGCO Corporation and subsidiaries	$1.28	$0.56	$3.62	$2.34
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$98.7	$44.3	$285.5	$186.4
Weighted average number of common shares outstanding	77.4	79.6	78.8	79.5
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	1.2	0.9	0.9	0.7
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	78.6	80.5	79.7	80.2
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.26	$0.55	$3.58	$2.32

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2018 and 2017 are as follows:

Three Months Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2018
Net sales	$531.2	$276.2	$1,511.7	$273.1	$2,592.2
Income from operations	6.2	10.6	185.0	22.7	224.5

2017
Net sales	$531.8	$315.9	$1,434.6	$245.1	$2,527.4
Income from operations	12.5	0.9	162.6	25.6	201.6

Years Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2018
Net sales	$2,180.1	$959.0	$5,385.1	$827.8	$9,352.0
Income (loss) from operations	103.1	(10.1)	601.1	49.6	743.7

2017
Net sales	$1,876.7	$1,063.5	$4,614.3	$752.0	$8,306.5
Income from operations	66.9	15.4	493.3	48.8	624.4

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Segment income from operations	$224.5	$201.6	$743.7	$624.4
Corporate expenses	(34.3)	(33.6)	(133.7)	(116.2)
Stock compensation expense	(13.7)	(6.5)	(44.3)	(35.6)
Restructuring expenses	(1.9)	(2.7)	(12.0)	(11.2)
Amortization of intangibles	(15.5)	(15.5)	(64.7)	(57.0)
Consolidated income from operations	$159.1	$143.3	$489.0	$404.4

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, net sales on a constant currency basis and free cash flow, each of which excludes amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three months and years ended December 31, 2018 and 2017 (in millions, except per share data):

	Three Months Ended December 31,
	2018			2017
	Income From Operations	Net Income(1)	Net Income Per Share(1)(2)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$159.1	$98.7	$1.26	$143.3	$44.3	$0.55
Restructuring expenses(3)	1.9	1.4	0.02	2.7	2.4	0.03
Extinguishment of debt(4)(5)	—	11.7	0.15	—	—	—
U.S. tax reform(6)	—	(8.5)	(0.11)	—	42.0	0.52
As adjusted	$161.0	$103.3	$1.31	$146.0	$88.7	$1.10

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the three months ended December 31, 2018 and 2017 related primarily to severance costs associated with the Company’s rationalization of certain European, South American and Chinese manufacturing operations and various administrative offices.
(4) The Company repurchased the remaining principal amount of approximately $114.1 million of its outstanding 5 7/8% senior notes during the three months ended December 31, 2018. The repurchase resulted in a loss on extinguishment of debt of approximately $8.8 million, including associated fees, offset by approximately $1.7 million of accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the senior notes.
(5) During the three months ended December 31, 2018 the Company repaid its outstanding term loan under its former revolving credit and term loan facility. The Company recorded approximately $0.7 million associated with the write-off of deferred debt issuance costs and a loss of approximately $3.9 million from a terminated interest rate swap instrument related to the term loan.
(6) During the three months ended December 31, 2017, the Company recorded a charge of approximately $42.0 million resulting from the enactment of U.S. tax reform legislation on December 22, 2017. This charge was an estimate of the tax reform impact. During the three months ended December 31, 2018, the Company finalized its calculations related to the U.S. tax reform legislation and recorded a benefit of approximately $8.5 million.

	Years Ended December 31,
	2018			2017
	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)(2)
As reported	$489.0	$285.5	$3.58	$404.4	$186.4	$2.32
Restructuring expenses(3)	12.0	8.7	0.11	11.2	8.8	0.11
Non-cash expense related to waived stock compensation(4)	—	—	—	4.8	4.8	0.06
Extinguishment of debt(5)(6)	—	24.4	0.31	—	—	—
U.S. tax reform(7)	—	(8.5)	(0.11)	—	42.0	0.52
As adjusted	$501.0	$310.2	$3.89	$420.4	$242.0	$3.02

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the years ended December 31, 2018 and 2017 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European, South American and Chinese manufacturing operations and various administrative offices.
(4) The Company recorded accelerated stock compensation expense associated with a waived award declined by the Company’s CEO of approximately $4.8 million during the year ended December 31, 2017.
(5) The Company repurchased approximately $300.0 million of its outstanding 5 7/8% senior notes during the year ended December 31, 2018. The repurchase resulted in a loss on extinguishment of debt of approximately $24.5 million, including associated fees, offset by approximately $4.7 million of accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the senior notes.
(6) During the year ended December 31, 2018 the Company repaid its outstanding term loan under its former revolving credit and term loan facility. The Company recorded approximately $0.7 million associated with the write-off of deferred debt issuance costs and a loss of approximately $3.9 million from a terminated interest rate swap instrument related to the term loan.
(7) During the year ended December 31, 2017, the Company recorded a charge of approximately $42.0 million resulting from the enactment of U.S. tax reform legislation on December 22, 2017. This charge was an estimate of the tax reform impact. During the year ended December 31, 2018, the Company finalized its calculations related to the U.S. tax reform legislation and recorded a benefit of approximately $8.5 million.

The following table sets forth, for the three months and year ended December 31, 2018, the impact to net sales of currency translation and recent acquisitions by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation		Change due to acquisitions
	2018	2017	% change from 2017	$	%	$	%
North America	$531.2	$531.8	(0.1)%	$(4.7)	(0.9)%	$—	—%
South America	276.2	315.9	(12.6)%	(42.8)	(13.5)%	—	—%
Europe/Middle East	1,511.7	1,434.6	5.4%	(59.1)	(4.1)%	—	—%
Asia/Pacific/Africa	273.1	245.1	11.4%	(12.3)	(5.0)%	—	—%
	$2,592.2	$2,527.4	2.6%	$(118.9)	(4.7)%	$—	—%

	Years Ended December 31,			Change due to currency translation		Change due to acquisitions
	2018	2017	% change from 2017	$	%	$	%
North America	$2,180.1	$1,876.7	16.2%	$0.9	—%	$107.7	5.7%
South America	959.0	1,063.5	(9.8)%	(152.4)	(14.3)%	12.6	1.2%
Europe/Middle East	5,385.1	4,614.3	16.7%	158.5	3.4%	104.1	2.3%
Asia/Pacific/Africa	827.8	752.0	10.1%	(0.6)	(0.1)%	12.6	1.7%
	$9,352.0	$8,306.5	12.6%	$6.4	0.1%	$237.0	2.9%

The following is a reconciliation of net cash provided by operating activities to free cash flow for the years ended December 31, 2018 and 2017 (in millions):

	2018	2017
Net cash provided by operating activities	$595.9	$577.6
Less:
Capital expenditures	(203.3)	(203.9)
Free cash flow	$392.6	$373.7